Exhibit 14

Andrea Electronics Corporation

Code of Business Ethics and Conduct

Andrea Electronics Corporation, together with its subsidiaries and affiliates (“Andrea” or the “Company”), insists that all of its directors, officers and employees adhere to high ethical standards and comply with all applicable legal requirements when engaging in business conduct. This is a fundamental obligation of each director, officer and employee and is consistent with the personal responsibility of each of them to help preserve and guard the Company’s assets and valuable reputation in the business community. This Code of Business Ethics and Conduct (the “Code”) serves as a guide for directors, officers and employees in order to foster a strong and unequivocal ethical climate within the Company.

I. OFFICERS AND EMPLOYEES

A. Introduction

This Code is intended to serve as a general guideline for employee conduct. It is not intended to supersede or to replace specific corporate policies already in effect, with which employees are expected to be familiar. Moreover, this Code does not, nor is it intended to, confer any rights or benefits or constitute an employment contract, an assurance of continued employment, or employment other than at-will. Finally, the Company retains the right, in its sole discretion, to change any policy, procedure, term or working condition at any time and in any manner, to the extent permitted by law.

Questions inevitably will arise in the normal course of business. It is the responsibility of each employee to contact his/her manager and/or the Chief Financial Officer before taking any action that may affect the legal liabilities of the Company. When in doubt about the requirements of this Code or of any laws generally, ASK BEFORE ACTING. Contact your manager, the Chief Financial Officer, or his/her designee.

To ensure adherence to this Code and all applicable statutes and regulations, the Company has also established a comprehensive corporate compliance program, of which this Code is an integral part. However, neither the Code nor the compliance program is intended to be complete or all-encompassing. Instead, employees have a continuing obligation both to familiarize themselves with applicable laws and specific Company policies and practices and to take affirmative steps to report potential or apparent violations of law or of this Code to their managers or to the Chief Financial Officer.

B. Business Activities

The excellent reputation that Andrea enjoys reflects the high standards of business conduct and ethics by the Company’s employees in dealing with customers, suppliers, vendors, governmental authorities, local communities, the public, and fellow employees. The highly competitive nature of the Company’s business makes it particularly crucial that the conduct of all employees be above reproach. Lawful and ethical business practice is an essential element of the Company’s overall business philosophy and must be adhered to in all business relationships and dealings.

The standards of conduct outlined in this Code describe the Company’s position regarding each employee’s responsibility for helping to preserve the Company’s reputation and to maintain compliance with applicable laws. The Code is not intended to address every conceivable kind of business practice and behavior; however, it is intended to communicate clearly what is, at a minimum, expected of Andrea’s employees.

1. Conflicts of Interest

Employees of Andrea should avoid situations where their personal interest could conflict with, or even appear to conflict with, the interests of the Company.

The potential for a conflict of interest exists when an individual’s position with the Company presents an opportunity for personal gain apart from the normal benefits of employment and compensation by Andrea. It also exists when an employee’s personal interests are, or appear to be, inconsistent with those of the Company and create conflicting loyalties which could cause or be seen as causing an employee to give preference to personal interests in situations where responsibilities to the Company should come first.

While it is not possible to address every situation in which a conflict of interest may arise, the following are certain guidelines that employees should follow:

a. Personal Financial Interest

An employee should not take part in, or exert any influence in, any action where the employee’s own interest may be in conflict with the interests of Andrea.

i. Examples of prohibited conflicts:

(a) The employee has a substantial interest in, or relationship with, an outsider (e.g., a supplier, vendor, jobber, agent, consultant, customer or competitor), or with a person in a position to influence the outsider, which is inherently unethical or which might:

•	Make possible personal gain or favor for the employee or his family due to the employee’s power to influence dealing between Andrea and the outsider;

•	Render the employee partial toward the outsider for personal reasons, or influence his/her judgment in making sound business decisions based solely on the best interest of Andrea;

•	Place the employee or Andrea in an embarrassing or ethically questionable position in the eyes of the public or reflect adversely on the integrity of the employee or the Company.

(b) The employee has an outside interest which prevents the employee from devoting his/her full time to the performance of job duties.

ii. Situations which ordinarily will create a conflict of interest include, but obviously are not limited to, the following:

(a) The employee holds a second job or other position which affects his/her on-the-job performance for Andrea;

(b) The employee has substantial personal or family investment in an enterprise which has business relationships with Andrea as either a supplier, vendor, jobber, agent, consultant, customer or competitor. This is not intended to prohibit insubstantial holdings in publicly-traded companies with which Andrea may do business, unless otherwise violative of this Code. Specific questions regarding the extent of individual or family holdings in such entities should be addressed to the Chief Financial Officer.

(c) The employee receives compensation as an employee or consultant of, or accepts loans, cash or materials from, a supplier, vendor, jobber, agent, consultant, customer or competitor of Andrea.

b. Outside Service as a Director, Officer, or Trustee

The Company encourages its employees to become involved and to participate in civic, political, and philanthropic activities. However, such activities must be conducted on the employee’s own time and at his/her own expense and in a manner that does not otherwise interfere with the conduct of Company business.

Moreover, service as a director, officer, or trustee for another organization or entity, whether public or private, often will raise issues regarding perceived or actual conflicts of interest. As a result, employees wishing to serve in such a capacity must receive prior written approval from the Chief Financial Officer or his/her designee.

c. Receipt of Gifts and Entertainment

Even the innocent exchange of gifts or provision of entertainment can be misinterpreted. For example, depending upon the relationships involved, such gestures can be seen as attempts to influence an employee into directing business to a particular supplier, vendor, customer or competitor. In order to avoid both real and perceived conflicts of interest, the following standards shall apply to the receipt of gifts and entertainment by Andrea employees:

i. Gifts

Employees shall not solicit, either on their own behalf or on behalf of members of their family or friends, any gift, gratuity, or other personal benefit or favor of any kind from a current or anticipated supplier, vendor, jobber, agent, consultant, customer or competitor of Andrea. Gifts include not only money, merchandise and products, but also discounts on personal services and purchases.

Employees are discouraged from accepting any unsolicited gifts and are strictly prohibited from accepting or offering gifts of money. However, Employees may accept gifts based on family or personal relationships when the circumstances make clear that it is those relationships, rather than the business of the Company, that are the motivating factors. It is also permissible to accept unsolicited non-monetary gifts provided they are items of nominal intrinsic value — that is, having a value of less than $75 — and do not go beyond common courtesy and accepted business practice. The value of any gift must not raise any questions regarding any obligation on the part of the employee who receives it. Any gift having a value of more than $75, even if unsolicited, must be reported to the Chief Financial Officer, or its designee, and promptly returned.

ii. Meals and Entertainment

From time to time, however, employees may accept unsolicited business entertainment, such as meals, refreshments, travel arrangements, accommodations or entertainment, all of a reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the entertainment occurs infrequently and the expense would be paid for by the Company as a reasonable business expense if not paid for by another party;

iii. Other Transactions

If you are offered or receive something of value beyond what is permitted in this Code, you must obtain prior approval before you may accept or keep it. If you are at all uncertain as to whether you may accept something of value, do not hesitate to ask.

d. Bribes, Kickbacks and Rebates

Employees and their families shall not accept any form of “under-the-table” payment, “kickback,” bribe, rebate or other improper payment in connection with any corporate purchase or sale of goods or services.

2. Business Relationships with Third Parties

Principles of fair competition are basic to all our operations and are integral parts of the following provisions that cover the Company’s interactions with suppliers, customers and public officials:

a. Suppliers and Vendors

All purchases of goods and services by Andrea are to be made on the basis of quality, service, price and suitability. Andrea seeks to establish mutually beneficial, long-term relationships with its suppliers and vendors based on these factors.

Reciprocity is a harmful practice and a hindrance to ensuring the purchase of the best available materials or services at competitive prices. When the Company makes a purchase, it will not favor firms who are its customers merely by virtue of their status as customers.

b. Customers

All dealings with customers and potential customers must be fair and above board. Andrea acquires business and keeps it because of the quality of its products and services and because of its competitive prices. Andrea will not condone, under any conditions, the offering of “kickbacks,” “under-the-table” payments, illegal rebates or other similarly improper or inappropriate payments to actual or potential customers or their representatives in exchange for business. All sales to customers must be based upon price, terms, type of service, customer service to be provided to the account, and similar relevant and lawful factors.

The use of false or misleading statements to customers, made in an effort to market Andrea services, is strictly prohibited. Customers must receive accurate and unambiguous information regarding pricing, capabilities, scheduling, and the like.

c. Government Representatives

From time to time, Andrea has business and regulatory contacts with federal, state, local and foreign governmental agencies and instrumentalities. Special considerations apply with respect to the offering of anything of value to employees, agents, or other representatives of governmental entities. More particularly, and unless specifically authorized by the Chief Financial Officer or his/her designee, employees shall not offer, give, or transfer anything of value to any official, employee, or agent of any governmental entity with which the Company does business, is seeking to do business, or has a regulatory relationship. For these purposes, items of value shall include both tangible and intangible benefits, including money, goods, services, entertainment, or promises of future beneficial treatment given or offered as an inducement to contract or to obtain a particular outcome.

d. Competitors

i.    Employees shall not enter into any collusive arrangement or understanding with an Andrea competitor which might in any way be construed as dividing customers or sales territories between the Company and its competitor(s).

ii.    Employees may not at any time discuss with or disclose to Andrea competitors its pricing policy, terms and conditions, costs, marketing plans, market surveys and studies, or any other proprietary or confidential information.

Collaboration or discussion of these subjects with competitors can be illegal. If a competitor raises any of them, even indirectly, you should object, stop the conversation immediately, and tell the competitor that under no circumstances can you discuss these matters. If necessary, you should leave the location.

In summary, disassociate yourself and Andrea from participation in any possibly illegal activity with competitors, and confine your communication to what is clearly legal and proper. Finally, report immediately any incident associated with a prohibited subject to the Chief Financial Officer or his/her designated representative.

iii.    Andrea employees are strictly prohibited from seeking to acquire by improper means a competitor’s trade secrets or other proprietary or confidential information.

Practices such as industrial espionage, trespassing, wiretapping and stealing are illegal and obviously wrong. Other improper, although perhaps less obvious, practices include actions such as hiring a competitor’s employees to obtain confidential information. Improper solicitation of confidential data in any manner from a competitor or competitor’s customer is against Andrea policy.

iv.    Andrea employees shall not disparage competitors or their products or services. The Company’s services and products should be sold on their merit, competitive pricing, advantages, and superior quality.

v.    Any contact with a third party who is an Andrea competitor, even if that party is also a customer or supplier, should be documented, setting forth the date, place, identity and business purpose of the contact.

3. Insider Trading

No employee shall participate in any transaction (whether buying or selling) in Andrea stock or in the shares of any other issuer while the employee is in possession of material non-public information which has become known to the employee in the course of conducting Andrea business. For the purposes of this Code, “stock” or “shares” shall include both common and preferred shares and options to purchase or sell stock. Similarly forbidden are purchases or sales of stock by another person, on the basis of such information, for the benefit of or at the request of the employee. This restriction applies until the information has been publicly disclosed and adequately disseminated over a sufficient period of time so that the market has had a chance to react.

Whether information is “material” depends upon whether it would be important to an investor in determining whether to trade in the security or would likely have an impact on the price of the security in the market. Certain information, such as earnings projections, significant acquisitions and divestitures, major contracts or new business, financial results and significant new processes or products, are all generally considered material. Other facts, depending on their nature, may also be material.

Andrea employees are also prohibited from advising others as to the desirability of buying or selling securities on the basis of material, non-public information. It is illegal under the federal securities law to disclose or “tip” material, non-public information to another person who subsequently uses that information to his profit.

Any employee who may have what he or she believes may be inside information and who wishes to discuss the nature of the information should contact the Chief Financial Officer or his/her designee before trading (or tipping anyone else to trade) in a security of any company.

C. Company Property, Records and Confidential Information

1. Company Property

Andrea acquires various types of property in order to conduct its business. Theft or unauthorized personal use, removal, or destruction of corporate property, equipment or materials is prohibited.

Andrea assets may be removed from Company premises only for purposes of conducting Andrea business while at home or traveling on corporate business and only when properly authorized. For example, the removal of items such as computer equipment, software, office supplies or other corporate assets, where no business purpose is intended, is prohibited.

2. Company Records

a. Recordkeeping

The integrity of the Company’s recordkeeping and reporting systems must be respected at all times. All corporate records for which employees are responsible shall be true, accurate and complete. Andrea records must accurately reflect and be a fair presentation of the activity they record in accordance with the Company’s policies and in a manner which will reflect the nature and purpose of the activity. No false or inaccurate entries shall be made in Andrea records for any reason.

Records referred to herein include, without limitation, the following: timecards or other time-reporting documents, travel and business meeting expense reports, and accounting or other financial records.

Employees who are authorized to make expenditures on behalf of Andrea must ensure that their records comply with the Company’s accounting and purchasing policies and that all transactions are recorded properly. No “off-the-books” or improper records shall be established for any purpose.

b. Record Retention

Andrea has adopted specific document retention policies with which all Andrea employees must comply. The definition of the kinds of documents or records covered is extremely broad, reaching not only hard-copy documents and records, but also all mechanical, electronic, or magnetic records, correspondence, memoranda, electronic mail (“e-mail”), invoices, contracts, agreements, orders, notes and drafts.

Before corporate records are destroyed, responsible employees must consult with their managers to assure compliance with the Company’s record retention schedule. Documents relevant to any pending, threatened, or anticipated litigation, investigation or audit should not be destroyed for any reason until expressly authorized by the Chief Financial Officer.

c. Access to the Internet/Andrea Intranet

Andrea provides certain of its employees, temporary employees and third-party contractors access to the public Internet and, in some circumstances, Andrea’s Intranet, for the purpose of assisting and facilitating business information transfers and communications. Such access is provided for appropriate and legitimate business purposes only. Access to the Company’s electronically-networked resources is permitted only when authorized by Andrea management and when such use is in accord with the Company’s guidelines for electronic security.

Use of the Internet must conform to the Company’s policies and practices as well as this Code. Any inappropriate use will not be tolerated and may result in loss of access privileges and in disciplinary action, including dismissal. Andrea considers the following, without any intended limitation, to constitute inappropriate use:

•	Unauthorized access or attempts to access another employee’s computer system or e-mail;

•	Transmission of Andrea confidential or proprietary business information to any unauthorized person or organization;

•	Clear text transmission of proprietary or confidential Andrea business information to authorized persons or organizations outside Andrea without data encryption;

•	Any use which violates Andrea policies or practices or this Code, including, but not limited to, the Company’s solicitation policies, its Equal Employment Opportunity Policy and its policies regarding racial, sexual or other harassment;

•	Any intentional use which knowingly restricts or inhibits any other user from using the Internet;

•	Knowingly posting or transmitting any illegal, unlawful, threatening, abusive, defamatory, sexually explicit or otherwise objectionable information or material of any kind;

•	Knowingly posting or transmitting any software containing a virus or other harmful component;

•	Knowingly uploading, posting, publishing, transmitting, reproducing or distributing without authorization any information, software or other material that is protected by copyright, without first obtaining permission of the rights holder.

•	Andrea specifically reserves the right to review use of the Internet and any electronic communications for any business purpose or as otherwise required by law.

Any questions relating to use of the Internet or computer operations generally should be directed to the Chief Financial Officer or its designee.

d. Electronic Mail

Electronic mail is an increasingly important method of communication, both within Andrea and with certain authorized recipients outside of the Company. Electronic mail sent or received by Andrea employees, temporary employees and third-party contractors is treated no differently than other business record or correspondence. All types of business records are subject to inspection or disclosure without notice. Electronic mail may not be used in any way which may be disruptive to Andrea operations or violative of its policies, as set forth herein and in the Company’s separate policies and guidelines relating to electronic security.

While employees are permitted limited and reasonable personal use of electronic mail, such messages will be treated no differently from other messages or records of the Company. In no event may an employee use electronic mail for purposes of solicitation.

3. Confidential Information

Consistent with each employee’s existing and continuing obligation of confidentiality, employees may not (either during or after employment) give or release, without proper authority, to anyone not employed by Andrea any confidential or proprietary information acquired during their employment with the Company. Disclosure of confidential information can be harmful to Andrea and could be the basis for legal action against the Company and/or the employee responsible for the disclosure. Confidential and proprietary information is one of the Company’s most valuable assets and should be treated as such. The preservation and security of such information must comply with Company policies and related federal regulations.

Trade secret and confidential corporate information shall include, without limitation:

•	internal telephone lists and directories

•	passwords

•	organizational charts

•	engineering data

•	financial data

•	sales figures

•	planned new services, processes, and/or products

•	advertising or marketing programs or promotions

•	lists of actual or potential customers and suppliers

•	wage and salary or other personnel information

•	capital investment programs

•	projected earnings

•	changes in management or policies of Andrea

•	test data

•	suppliers’ pricing

•	contract terms

Employees are to protect Andrea confidential and proprietary information entrusted to them by following approved Company security standards and policies.

4. Systems Integrity

Employees shall not share or divulge personal passwords used to access any Andrea computer or database. In addition, employees shall not use or distribute software which may damage or disrupt the work environment.

Employees are expressly prohibited from accessing, without express authorization, any system or database containing confidential information, including employee or personnel records; information pertaining to stock ownership or participation in employee stock option or other incentive programs; and personal electronic mail, personal pager and voicemail messages of other employees. Unauthorized access to such information is a significant violation of other employees’ privacy rights, and has the potential of being extremely disruptive to the Company’s mission. Violations of this policy will be dealt with accordingly.

5. Customer Information

Employees are expressly prohibited from divulging any customer information to anyone outside of Andrea without the prior consent of the customer, unless necessary to comply with a subpoena, court order or other lawful process. For purposes of this Code, such information shall include, without limitation, customer names, account numbers, addresses, and billing information. Any request for such information should be forwarded immediately to your manager and to the Chief Financial Officer and before any responsive information is disclosed.

D. Employment Practices

1. Nondiscrimination/Affirmative Action

Andrea is an equal employment opportunity employer and does not discriminate on the basis of race, color, religion, sex, age, national origin, sexual preference, disability, veteran status, or any other factors prohibited by federal, state or local law. This policy applies to all personnel actions and to participation in company-administered activities. The Company will make reasonable job-related accommodations for any qualified employee with a disability when notified by the employee that an accommodation is needed.

2. Unlawful Harassment

Andrea is committed to providing employees with a workplace that is free from sexual, racial or other unlawful harassment. Sexual harassment in any form, whether by unwelcome sexual advances, or verbal or physical conduct of a sexual nature, is strictly prohibited. Similarly, racial harassment, including racially derogatory language or conduct, creates a hostile or offensive workplace and will not be tolerated.

3. Substance Abuse

Andrea is committed to providing a drug-free work environment. The possession, distribution, or use of any controlled substances on Andrea premises is strictly prohibited. The abuse of alcohol or other medications in the workplace is similarly not in the Company’s best interests and is a violation of this Code.

4. Political Activities

Employees are encouraged to participate in civic and political activities, so long as such activities are on the employee’s own time and at his/her own expense and do not otherwise interfere with the conduct of Andrea business.

Andrea employees may not make any political contribution on behalf of the Company or using corporate funds. Personal political contributions to a candidate or political action committee may be made by an employee only with non-reimbursable personal funds.

Except as otherwise specifically approved in advance by the Chief Financial Officer, employees are prohibited from using any Andrea property or facility, or the working time of any Andrea employee, for any political activity.

E. Administration of the Code of Business Conduct

Every Employee Has an Obligation to:

•	Comply with this Code of Ethics and Business Conduct, which prohibits violation of local, state, federal or foreign laws and regulations applicable to our businesses, and requires compliance with all Company policies;

•	Be familiar with laws and Company policies applicable to his/her job and communicate them effectively to subordinates;

•	Ask questions if a policy or the action to take in a specific situation is unclear;

•	Be alert to indications and/or evidence of possible wrongdoing; and

•	Report violations and suspected violations of this Code of Business Conduct to the appropriate person as described in “How to Report a Violation” below and elsewhere in this Code.

The Company’s managers have a particular responsibility to notice and question incidents, circumstances and behaviors that point to a reasonable possibility that a violation of this Code has occurred. A manager’s failure to follow up on reasonable questions is, in itself, a violation of Company policy.

How to Ask a Question

Whenever possible, an employee should work with his/her immediate supervisor to get answers to routine questions.

If a supervisor’s answer does not resolve a question or if an employee has a question that he/she cannot comfortably address to his/her supervisor, he/she should go to the Chief Financial Officer.

Executive officers and directors may bring any questions to the Chairman of the Board or the Chairman of the Audit Committee.

How to Report a Violation

Any employee having information about a violation (or suspected violation) of this Code should report the violation by contacting the Company’s Chief Financial Officer directly, or anonymously by:

•	Calling the Company at (631) [719-1838] or [631) [375-4510], which is available 24 hours a day, 7 days a week;

•	Mail marked “Confidential” and addressed to the Chief Financial Officer, Andrea Electronics Corporation, 45 Melville Park Road, Melville, New York, 11747.

All reports should contain as much detail as possible so that a thorough investigation may be conducted. This is especially important if reports are made anonymously since the identity of the caller would not be available should the investigator(s) need additional information or have any questions. Reports of suspected violations should include, at a minimum, the following information:

•	The date(s), time(s) and place(s) where the violation took place;

•	The person(s) involved, including any witnesses;

•	The nature of the violation(s);

•	Details of the action(s) or activity(ies) surrounding the violation; and

•	If the caller desires a response to his or her complaint, or to be contacted for questions or additional information, the caller’s name and phone number.

Executive officers and directors may submit any reports of violations (or suspected violations) of this Code in writing to the Chief Financial Officer.

Follow-up to the Report of a Violation

All reports will be taken seriously and will be investigated as promptly, fairly and confidentially as possible. Complaints will be reviewed under Audit Committee direction, and oversight by the Chief Financial Officer or such other person(s) as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible under applicable law and regulation and consistent with the Company’s need to conduct an adequate review.

The Chief Financial Officer may arrange a meeting with the employee to allow the employee to present a complete description of the situation. The Chief Financial Officer will take the matter under consideration, including undertaking any necessary investigation or evaluation of the facts related to the situation and, after consultation with the Chief Financial Officer, shall render a written decision, response or explanation as expeditiously as possible. Individuals who are alleged to be involved in a violation will not participate in its investigation.

Determining Whether a Violation Has Occurred

If the alleged violation of this Code concerns an executive officer or director, the determination of whether a violation has occurred shall be made by the Audit Committee of the Board of Directors, in consultation with the Chief Financial Officer and/or such external legal counsel as the Audit Committee deems appropriate.

If the alleged violation concerns any other employee, the determination of whether a violation has occurred shall be made by the Chief Executive Officer, in consultation with the Chief Financial Officer.

In determining whether a violation of this Code has occurred, the committee or person making such determination may take into account to what extent the violation was intentional, the materiality of the violation from the perspective of either the detriment to the Company or the benefit to the director, executive officer or employee, the policy behind the provision violated and such other facts and circumstances as they shall deem advisable.

Acts or omissions determined to be violations of this Code by other than the Audit Committee under the process set forth above shall be promptly reported by the Chief Financial Officer to the Audit Committee and by the Audit Committee to the Board.

Confidentiality

Reports of suspected violations will be kept confidential to the extent possible and consistent with the conduct of an appropriate investigation.

No Retaliation

Retaliation in any form against an employee who has, in good faith, reported a violation of this Code will not be tolerated.

Consequences of a Violation

Employees who violate this Code, or who fail to report violations of which they are aware or should be aware, will subject themselves to disciplinary action up to and including dismissal. Some violations may also result in civil liability and/or lead to criminal prosecution.

Prior Approvals

Whenever the requirement for prior approval appears in this Code, it means that a writing setting forth the pertinent facts of the situation under consideration shall be submitted according the following process:

If a request for prior approval relates to an executive officer or director, the determination with respect to the approval shall be made by the Audit Committee of the Board of Directors, in consultation with the Chief Financial Officer and/or such external legal counsel as the Audit Committee deems appropriate.

If a request for prior approval relates to any other employee, the determination shall be made by the Chief Executive Officer, in consultation with the Chief Financial Officer, unless the matter is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Audit Committee.

All approvals (other than those approved by the Audit Committee) shall be promptly reported to the Audit Committee.

Waivers

You must request a waiver of a provision of this Code if there is a reasonable likelihood that your contemplated action will violate the Code.

If a waiver request relates to an executive officer or director, the determination with respect to the waiver shall be made by the Audit Committee of the Board of Directors, in consultation with the Chief Financial Officer and/or such external legal counsel as the Audit Committee deems appropriate. Any waivers granted by such committee shall be submitted to the Board for ratification.

If a waiver request relates to any other employee, the determination shall be made by the Chief Executive Officer, in consultation with the Chief Financial Officer, unless the matter is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Audit Committee.

All waivers of this Code (other than those approved by the Audit Committee) shall be promptly reported to the Audit Committee. Waivers will not be granted except under extraordinary or special circumstances. Any waivers of this Code for any executive officer or director of the Company must promptly be disclosed to stockholders.

Updates and Changes

This Code will be reissued from time to time to remind employees, officers and directors of its specifics and to make changes and clarifications based on experience and suggestions.

II. DIRECTORS

A. Introduction

These guidelines are intended to assist the Company’s non-Employee Directors in the performance of their duties, by providing a convenient summary of the applicable standards in a number of areas that are commonly confronted by directors of public companies, including conflicts of interest, securities trading, gifts, political contributions, and certain other areas. In some cases, the standards set forth below are derived from applicable laws; in others, they are based on the standards of business conduct applicable to corporate employees.

Three principles apply to each of the areas discussed below. First, in order to assist the Board in complying with applicable laws and regulations, the Chief Financial Officer will apprise the Board on an on-going basis about significant regulatory changes affecting the Directors’ responsibilities. Second, if Directors have questions about these guidelines, or concerns about a potential violation of these guidelines, they should contact the Chief Financial Officer. Third, these guidelines are not intended to be an exhaustive description of the rules that apply to Directors, but are intended to provide guidance in key areas.

In general, members of the Board of Directors are expected to adhere to the following principles and responsibilities:

1. Act with honesty and integrity;

2. Address any apparent or actual conflict of interest in accordance with the highest ethical standards and promptly disclose to the Chief Financial Officer of the Company the nature of any such conflict of interest or any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest;

3. Provide, in the Company’s reports filed with the Securities & Exchange Commission, the stock exchange(s) and other public communications, disclosure that is full, fair, accurate, complete, objective, timely and understandable;

4. Comply with applicable rules and regulations of all U.S. and non-U.S. governmental entities and other private and public regulatory agencies, including any exchanges on which the Company’s securities may be listed;

5. Act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or circumstances and without seeking improperly to influence or hinder the Company’s independent auditors in any way in the performance of their engagement;

6. Act objectively, without allowing independent judgment to be subordinated;

7. Maintain the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

8. Promote ethical behavior among employees under my supervision;

B. Conflicts of Interest

1. Standards

a. General Description of Fiduciary Duties

Under New York law, Directors are subject to the fiduciary duties of care and loyalty to the Company.

The duty of care requires Directors to exercise a degree of care that an ordinarily prudent person would exercise under similar circumstances and act on an informed basis after due consideration of the relevant information that is reasonably available. In general, in discharging their duty of care, Directors are entitled to rely on management and outside advisors acting within their areas of expertise.

The duty of loyalty requires that Directors act in good faith with the honest belief that their actions are in the Company’s best interest and not in a manner that involves self-dealing or a conflict of interest.

b. Specific Applications of Duty of Loyalty

The following are three examples of areas in which conflicts of interest commonly arise.

i. Duty of Candor. Generally, Directors are required to disclose all non-public information in the Director’s possession that would be material to Board action. If a Director has such material, non-public information, but is unable to disclose it to the Board (for example, because of a competing duty of loyalty to another company), the Director should abstain from participating in discussing and voting on the matter.

Similarly, if a Director has a financial or other interest in a transaction to be considered by the Board, the Director should disclose that interest to the Chief Financial Officer and abstain from both participating in discussing and voting on the matter. And if a Director has a sufficient number of such conflicting interests, it may require the Director to abstain frequently from voting on matters, which could impair the Director’s ability to serve on the Board.

ii. Corporate Opportunity. Directors may from time to time be offered a business opportunity that conflicts with the duty of loyalty to the Company. Directors may not appropriate for themselves an opportunity that rightfully belongs to the Company. Determining whether an opportunity rightfully belongs to the Company depends on a number of facts and circumstances, including: the link between the Company’s business and the opportunity; the Company’s interest in, or expectation of, the opportunity; the Company’s financial ability to exploit the opportunity; whether the opportunity was presented to the Director in a personal or corporate capacity; and whether the Director is competing against the Company. If the Director advises the Company fully about such an opportunity, and the Company determines not to pursue such opportunity, the Director may pursue the opportunity for his or her personal benefit, subject of course to there being no conflict with any other aspect of the Director’s duty of loyalty to the Company.

iii. Competing Business. Generally, Directors should not engage in, or serve as a director or officer of, a business that competes with the Company in a material manner.

Directors may, however, have a financial interest in competing businesses. The permissibility of such investments will depend on the circumstances. Generally, investments through mutual funds and portfolio investments (such as limited partnership interests in venture capital funds and similar investment vehicles through which the Director does not influence decisions as to which securities are held) are permissible. Also, in general, personal investments in securities of competitors are permissible as long as the size of the investment is modest enough in relation to the Director’s personal circumstances so as not to raise questions about conflicting interests.

2. Ongoing Obligations

Each Director has primary responsibility for fulfilling his or her fiduciary duties to the Company and for identifying potential conflicts of interest that may arise in his or her own circumstances. If a Director has a concern regarding a potential conflict of interest, or otherwise has a concern relating to the Director’s fiduciary duties or independence, the Director should promptly bring the issue to the attention of the Chief Financial Officer, who shall address the matter as he or she deems appropriate. The Chief Financial Officer may consult with the Chairman, the Chief Executive Officer, other officers and advisors, the Nominating and Governance Committee and/or the Audit Committee in determining how best to address a potential conflict of interest.

C. Securities Trading

Federal, state, and local securities laws prohibit anyone, including directors, who has material non-public information gained in the course of service to his or her company, from trading in the securities of their company. Similarly, these laws prohibit individuals from disclosing such material non-public information to others who trade in securities. To help assure compliance with these laws, the following standards apply to the Company’s Directors:

1. General prohibition on trading and disclosure

If any current or former Director has material, non-public information relating to the Company or any of its subsidiaries, neither the Director nor any person who shares the Director’s household may buy, sell, or otherwise transfer (such as making gifts of) the Company’s securities, or to take any other action to take advantage of, or disclose that information to others. These restrictions also apply to transactions through the Company’s benefit and retirement plans. Material information is generally any information that a reasonable investor would consider important in a decision to buy, hold, or sell securities – in short, any information that could reasonably affect the price of the securities. Determining whether information is material, however, often requires a difficult case-by-case factual inquiry, and thus a Director should consult with the Chief Financial Officer if a Director has any question on materiality.

2. Supplemental Policies

The Company has adopted supplemental policies regarding trading in the Company’s securities, including the establishment of trading “windows” in which trading in the Company’s securities is permitted.

3. Reporting and Other Obligations

If a Director has a question about whether a particular transaction is permissible under these standards, or if a Director is aware of a potential insider trading violation, he or she should contact the Chief Financial Officer. Press inquiries and analyst inquiries should be referred to Chief Financial Officer.

Further, under Section 16 of the Securities Exchange Act of 1934, transactions in the Company’s equity securities must be reported to the Securities and Exchange Commission and may be subject to forfeiture of profits if they occur within a six-month period. Finally, Directors’ sales of the Company’s securities must also comply with Rule 144 under the Securities Act of 1933.

D. Other

There are a number of other areas where concerns occasionally arise in regard to the conduct of directors of public companies. While not exhaustive, the following section summarizes the relevant standards applicable to the Company’s Directors in these areas.

1. Gifts

As a matter of corporate policy, accepting gifts from, or giving gifts to, third parties in connection with the performance of a Director’s duties is permissible only when a Director does not ask for a gift and the gift does not influence, or have the appearance of influencing, objectivity or decision-making. To be safe, gifts should never be in cash and should be limited to those that are reasonable and customary in the business context.

2. Foreign Corrupt Practices Act

There are a number of federal and state laws prohibiting bribery, including the Foreign Corrupt Practices Act, which prohibits bribery of foreign government officials and imposes accounting and record-keeping requirements. A Director should consult with the Chief Financial Officer prior to providing any gift or making any direct or indirect payment to a government official (including paying for travel, lodging, entertainment, etc.) in connection with the performance of a Director’s duties on behalf of the Company.

3. Political Contributions

Directors are free to use their own time and resources to engage in political activities, including supporting candidates for public office. It is not permissible, however, to contribute the Company’s money or resources, to contribute personal funds or resources in the name of the Company, or otherwise to associate the name of the Company with personal contributions, to any political party or organization. Contributions by the Company to a candidate for public office may be made only as to the extent permitted by applicable law, with the approval of the Chief Financial Officer.

4. Work Environment

Federal, state, and certain applicable local laws collectively prohibit discrimination and harassment in the workplace based on race, color, national origin, religion, sex, disability, and sexual orientation. With particular reference to sexual harassment, the law prohibits unwelcome sexual advances, requests for sexual favors, or other conduct of a sexual nature that is made a term or condition of employment, is used as the basis of employment or advancement decisions, or has the purpose or effect of unreasonably interfering with work or creating an intimidating, hostile or offensive work environment. If a Director has a concern about such conduct, he or she should contact the Chief Financial Officer.

5. Review

As noted in the Introduction, the Chief Financial Officer will inform the Board of Directors regarding legal and regulatory changes that affect the obligations of Directors. The Board of Directors may approve revisions to these guidelines from time to time to address such changes.

ACKNOWLEDGEMENT OF RECEIPT

I have received and read the Andrea’s Code of Business Ethics and Conduct (the “Code”), and agree to comply with the standards set forth therein. I understand that the Code represents only a selective summary of Andrea’s policies and that any violation of the Code or of Company policies can result in corrective and/or disciplinary action up to and including termination. I further acknowledge that the Code does not constitute an employment contract, or a guarantee of continued employment with Andrea, its subsidiaries and/or affiliates, and that the Company reserves the right to modify its policies and this Code at any time.

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